HALE AND DORR LLP

                               COUNSELLORS AT LAW

                  60 STATE STREET, BOSTON, MASSACHUSETTS 02109
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                                                                     Exhibit 8.1


                                                     November 23, 1998


Berkshire Realty Company, Inc.
470 Atlantic Avenue
Boston, MA  02210

         Re:      Registration Statement on Form S-3
                  ----------------------------------

Ladies and Gentlemen:

         This opinion is being delivered to you in connection with the registration of 1,714,396 shares of common stock, par value $.01 per share (the "Common Stock") of Berkshire Realty Company, Inc. (the "Company") if, and to the extent that, certain holders of units of limited partnership interests ("Units") in BRI OP Limited Partnership (the "Operating Partnership") exchange such Units for shares of Common Stock pursuant to a Registration Statement on Form S-3 filed with the Securities and Exchange Commission on or about the date hereof (the "Registration Statement," which includes the "Prospectus"). Except as otherwise provided, capitalized terms not defined herein have the meaning set forth in the Prospectus. All section references, unless otherwise indicated are to the United States Internal Revenue Code of 1986, as amended (the "Code").

         In our capacity as counsel to the Company, and for purposes of rendering this opinion, we have examined and relied upon the Registration Statement, the Amended and Restated Agreement of Limited Partnership of BRI OP Limited Partnership dated as of May 1, 1995, as amended through the date hereof, the Restated Certificate of Incorporation of the Company, as amended through the date hereof (the "Certificate of Incorporation"), the By-laws of the Company, as amended through the date hereof (the "By-Laws"), a certain letter delivered to us by the Company containing representations relevant to this opinion (the "Representation Letter") and such other documents as we considered relevant to our analysis. In our examination of documents, we have assumed the authenticity of original documents, the accuracy of copies, the genuineness of signatures and the legal capacity of signatories.

         We have assumed that all representations and statements set forth in the documents (including the Representation Letter) that we reviewed are true and correct and that all of the obligations imposed by any such documents on the parties




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Berkshire Realty Company, Inc.
November 23, 1998
Page 2


thereto, including obligations imposed under the Certificate of Incorporation, have been and will be performed or satisfied in accordance with their terms. We have not attempted to verify independently such representations and statements, but in the course of our representation, nothing has come to our attention that would cause us to question the accuracy thereof.

         The conclusions expressed herein represent our judgment as to the proper tax treatment of the relevant items under the income tax laws of the United States based upon the Code, Treasury Regulations, case law, and rulings and other pronouncements of the Internal Revenue Service (the "IRS") as in effect on the date of this opinion. No assurances can be given that such laws will not be amended or otherwise changed after the date hereof or that such changes will not effect the conclusions expressed herein. We undertake no responsibility to advise you of any developments after the date hereof in the application or interpretation of the income tax laws of the United States.

         Our opinion represents our best judgement of how a court would decide if presented with the issues addressed herein and is not binding upon either the IRS or any court. Thus, no assurances can be given that a position taken in reliance on our opinion will not be challenged by the IRS or rejected by a court.

         This opinion addresses only the specific United States federal income tax issues specified below, and does not address any other federal, state, local, or foreign income, estate, gift, transfer or other tax consequences that may result from any transaction or circumstance covered by our opinion.

         We have also assumed for purposes of this opinion that the Company is a validly organized and duly incorporated corporation under the laws of the State of Delaware and that the Operating Partnership is a duly organized and validly existing partnership under the applicable laws of the State of Delaware.

         On the basis of, and subject to, the forgoing, and in reliance upon the representations and assumptions described above, we are of the following opinion:

         1. The Company is organized in conformity with the requirements for qualification and taxation as a real estate investment trust ("REIT") under the Code, and the Company's method of operation (as described in the Prospectus and the Representation Letter) will enable it to meet the requirements for qualification and taxation as a REIT.

         2. The discussion in the Prospectus under the heading "Certain Federal Income Tax Considerations," to the extent it describes matters of law or legal conclusions, is correct in all material respects.



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Berkshire Realty Company, Inc.
November 23, 1998
Page 3


         The Company's qualification and taxation as a REIT depends upon the Company's ability to meet, on a continuing basis, through actual annual operating and other results, the various requirements under the Code with regard to, among other things, the sources of its gross income, the composition of its assets, the level of its distributions to stockholders and the diversity of its stock ownership. No assurance can be given that the actual results of the operations of the Company or the Operating Partnership, the sources of their income, the nature of their assets, the level of the Company's distributions to its stockholders and the diversity of the Company's stock ownership for any given taxable year will satisfy the requirements under the Code for qualification and taxation as a REIT.

         No opinion is expressed as to any federal income tax matters except as specifically set forth herein. In addition, this opinion letter has been prepared solely for your benefit in connection with the filing of the Registration Statement and it may not be used or relied upon by any other person or for any other purpose and may not be disclosed, quoted, or filed with a governmental agency or otherwise referred to without our prior written consent. We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we are an "expert" within the meaning of the Securities Act of 1933, as amended.

                                                     Very truly yours,

                                                     /s/ Hale and Dorr LLP

                                                     HALE AND DORR LLP